WesBanco, Inc. to Host 2024 Fourth Quarter Earnings Conference Call and Webcast on Thursday, January 23rd

Wheeling, WVa., January 6, 2025 – WesBanco, Inc. (Nasdaq:WSBC), a diversified, multi-state bank holding company, announced today it will host a conference call at 3:00 p.m. ET on Thursday, January 23, 2025. Jeffrey H. Jackson, President and Chief Executive Officer, and Daniel K. Weiss, Jr., Senior Executive Vice President and Chief Financial Officer, will review financial results for the fourth quarter of 2024. Results for the quarter are expected to be released after the market close on Wednesday, January 22, 2025.

Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company's website, www.wesbanco.com. Participants can also listen to the conference call by dialing 888-347-6607, 855-669-9657 for Canadian callers, or 1-412-902-4290 for international callers, and asking to be joined into the WesBanco call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

A replay of the conference call will be available by dialing 877-344-7529, 855-669-9658 for Canadian callers, or 1-412-317-0088 for international callers, and providing the access code of 8807978. The replay will begin at approximately 5:00 p.m. ET on January 23, 2025 and end at 12 a.m. ET on February 6, 2025. An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.wesbanco.com).

About WesBanco, Inc.

With over 150 years as a community-focused, regional financial services partner, WesBanco Inc. (NASDAQ: WSBC) and its subsidiaries build lasting prosperity through relationships and solutions that empower our customers for success in their financial journeys. Customers across our eight-state footprint choose WesBanco for the comprehensive range and personalized delivery of our retail and commercial banking solutions, as well as trust, brokerage, wealth management and insurance services, all designed to advance their financial goals. Through the strength of our teams, we leverage large bank capabilities and local focus to help make every community we serve a better place for people and businesses to thrive. Headquartered in Wheeling, West Virginia, WesBanco has $18.5 billion in total assets, with our Trust and Investment Services holding $6.1 billion of assets under management and securities account values (including annuities) of $1.9 billion through our broker/dealer, as of September 30, 2024. Learn more at www.wesbanco.com and follow @WesBanco on Facebook, LinkedIn and Instagram.

SOURCE: WesBanco, Inc.

WesBanco Company Contact:

John H. Iannone

Senior Vice President, Investor Relations

304-905-7021

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